Filed pursuant to Rule 433
September 22, 2006

Relating to
Amendment No. 1 to Pricing Supplement No. 101 dated September 22, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

“BRIC” Currency-Linked Capital-Protected Notes
due April 3, 2009
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazil + Russia + India + China

Pricing Sheet – September 29, 2006

Offering price:	$1,000 per note (100%)
Aggregate principal amount:	$17,150,000 (increased from $16,118,000).
Original issue date (settlement):	October 3, 2006
Maturity date:	April 3, 2009
Pricing date:	September 22, 2006
Coupon:	None
Maturity redemption amount:	$1,000 plus the supplemental redemption amount (if any).
Supplemental redemption amount:	The supplemental redemption amount will equal:
(i) if the BRIC basket performance is less than, or equal to, zero, $0; or
(ii) if the BRIC basket performance is greater than zero, the greater of:
(a) $200; and
(b) $1,000 times (x) the BRIC basket performance times (y) the participation rate.
BRIC basket currencies, initial
exchange rate and BRIC basket	BRIC basket currency	Initial exchange rate	BRIC basket weighting
weighting:	Brazilian real	2.2177	25%
	Chinese renminbi	7.9188	25%
	Indian rupee	45.94	25%
	Russian ruble	26.6571	25%

Participation rate:	200%
Denominations:	$1,000 and integral multiples thereof
CUSIP:	61746SCX5
Agent:	Morgan Stanley & Co. Incorporated
Price to public:	Per note: 100% ($1,000 per note)
Total: $17,150,000
Agent’s commissions:	Per note: 1.50% ($15 per note)
Total: $257,250
Proceeds to company:	Per note: 98.50% ($985 per note)
Total: $16,892,750

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Pricing Supplement No. 101, dated September 22, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006